Exhibit 23
Consent of Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors
The Home Depot, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333‑259121, 333-249732) on Form S‑3 and (Nos. 333‑61733, 333‑38946, 333‑151849, 333‑182374, 333‑56722, 333‑125331, 333‑153171, 333‑125332) on Form S‑8 of The Home Depot, Inc. of our reports dated March 15, 2023, with respect to the consolidated balance sheets of The Home Depot, Inc. and its subsidiaries as of January 29, 2023 and January 30, 2022, the related consolidated statements of earnings, comprehensive income, stockholders’ equity, and cash flows for each of the fiscal years in the three‑year period ended January 29, 2023, and the related notes, and the effectiveness of internal control over financial reporting as of January 29, 2023, which reports appear in the January 29, 2023 annual report on Form 10-K of The Home Depot, Inc.
/s/ KPMG LLP

Atlanta, Georgia
March 15, 2023